Exhibit 10.65
TENNECO INC.
CASH-SETTLED
PERFORMANCE SHARE UNIT AWARD AGREEMENT
(2021-2023 Performance Period)

______________________
Participant

Effective as of [Grant Date] (the “Grant Date”), the Participant has been granted an Award (the “Award”) under the Tenneco Inc. 2006 Long-Term Incentive Plan (the “Plan”) in the form of performance share units (“PSUs”) with respect to the number of shares of Common Stock set forth herein (“Target PSUs”). The Award is subject to the following terms and conditions (sometimes referred to as this “Award Agreement”) and the terms and conditions of the Plan as the same has been and may be amended from time to time. Terms used in this Award Agreement are defined elsewhere in this Award Agreement; provided, however, that, capitalized terms used herein and not otherwise defined shall have the meaning set forth in the Plan.
1.General Terms of the Award. The following terms and conditions apply to the Award:
Performance Period:        January 1, 2021 to December 31, 2023
Target PSUs:            ______________________
Performance Targets:        50% based on Cumulative EBITDA Performance
                50% based on Net Leverage Ratio Performance
Appendix A of this Award Agreement, which is incorporated herein and forms a part of this Award Agreement, sets forth the manner in which the “Cumulative EBITDA Performance” and “Net Leverage Ratio Performance” are calculated for purposes of this Award Agreement for the Performance Period. Cumulative EBITDA and Net Leverage Ratio Performance are sometimes referred to herein individually as a “Performance Target” and collectively as the “Performance Targets”.
2.Determination of Amount of Award. The number of Target PSUs that shall become vested pursuant to this Award shall be based on satisfaction of the Performance Targets and continuing employment as described in this Award Agreement. The number of Target PSUs that shall become vested pursuant to this Award based on the satisfaction of the Performance Targets shall be determined in accordance with the following:
(a)EBITDA Target PSUs. For purposes hereof, the Participant’s “EBITDA Target PSUs” are equal to 50% of his or her total Target PSUs. The maximum number of EBITDA Target PSUs (expressed as a percentage, the “EBITDA Vesting Percentage”) to which the Participant may become entitled under the Award (subject to the terms and conditions of the Plan and this Award Agreement) is based on Cumulative EBITDA (calculated as described in Appendix A) achieved for the Performance Period against the Cumulative EBITDA Target established by the Committee for the Performance Period based on the following chart:

Cumulative EBITDA Target	EBITDA Vesting Percentage
200% (maximum)
100% (target)
50% (threshold)
0%

(b)Net Leverage Ratio Target PSUs. For purposes hereof, the Participant’s “Net Leverage Ratio Target PSUs” are equal to 50% of his or her total Target PSUs. The maximum number of Net Leverage Ratio Target PSUs (expressed as a percentage, the “Net Leverage Ratio Vesting Percentage”) to which the Participant may become entitled under the Award (subject to the terms and conditions of this Award Agreement) is based on the Net Leverage Ratio (calculated as described in Appendix A) achieved for the Performance Period against the Net Leverage Ratio Target established by the Committee for the Performance Period based on the following chart:

Net Leverage Ratio Target	Net Leverage Ratio Vesting Percentage
200% (maximum)
100% (target)
50% (threshold)
0%
(c)Determination of Performance Targets and Number of Vested Target PSUs. As soon as practicable following the end of the Performance Period, the Committee shall determine whether and the extent to which the Performance Targets have been satisfied for the Performance Period and the number of the Participant’s Target PSUs that become vested based on such performance, subject to the terms and conditions of Paragraph 3 and the other terms and conditions of this Award Agreement.
(d)Interpolation. Interpolation shall be used to determine the EBITDA Vesting Percentage and Net Leverage Ratio Vesting Percentage, as applicable, in the event the Cumulative EBITDA Ratio Target and/or Net Leverage Ratio Target, as applicable, does not fall directly on one of the ranks or targets, as applicable, listed in the above charts.
3.Payment and Settlement of Award.
(a)Unvested Award. Except as otherwise specifically provided herein, the Participant shall have no right with respect to any payments or other amounts in respect of this Award until the Award is actually paid and settled on the Settlement Date (as defined below) and if the Participant’s Termination Date occurs before the Settlement Date, this Award shall immediately expire and shall be forfeited and the Participant shall have no further rights with respect thereto.
(b)Payment and Settlement Generally. Except as otherwise provided in this Paragraph 3, the payment and settlement of this Award shall be made following the end of the Performance Period as of a date determined by the Committee and no later than two and one-half months after the end of the Performance Period (such date, the “Settlement Date”). Unless otherwise provided by the Committee in accordance with the Plan, (i) the Award will be paid and settled in cash in an amount equal to (A) the value of a share of Common Stock (determined as of the applicable Settlement Date), multiplied by (B) the number of vested Target PSUs with respect to which payment and settlement is being made.

(c)Termination for Death, Total Disability or Retirement. Notwithstanding the provisions of subparagraphs 3(a) and (b), if the Participant’s Termination Date occurs on or before the end of the Performance Period:
(i)    as a result of the Participant’s death or Total Disability (as defined below), the Participant (or, in the event of his or her death, his or her beneficiary) shall be entitled to settlement of and payment with respect to that number of Target PSUs equal to the product of (A) 100% of the Target PSUs subject to this Award for the Performance Period, multiplied by (B) the Termination Multiplier (as defined below), which Target PSUs shall be paid and settled within sixty (60) days after the Participant’s Termination Date (and such date shall be the “Settlement Date” for purposes of this Award Agreement), or
(ii)    as a result of Retirement (as defined below), the Participant shall be entitled to payment and settlement of that number of Target PSUs equal to the product of (A) the number of Target PSUs to which the Participant would otherwise have been entitled pursuant to Paragraph 2 for the Performance Period had the Participant’s Termination Date not occurred prior to the end of the Performance Period, multiplied by (B) the Termination Multiplier, which Target PSUs shall be paid and settled on the Settlement Date (as defined in subparagraph 3(b)).
If the Participant’s Termination Date occurs after the end of the Performance Period and prior to the Settlement Date (as defined in subparagraph 3(b)) for the Performance Period as a result of the Participant’s death, Total Disability or Retirement, the Participant (or, in the event of his or her death, his or her beneficiary) shall be entitled to payment and settlement on the Settlement Date (as defined in subparagraph 3(b)) of that number of Target PSUs to which the Participant would have been entitled for the Performance Period had his or her Termination Date not occurred prior to the Settlement Date.
(d)Change in Control. In the event of a Change in Control, the terms of Article 6 of the Plan shall control.
(e)Special Vesting Rules for Special Projects. In the event that the Participant is assigned to a special project with a limited scope (as approved by the Committee and communicated to the Participant) and if the Participant’s Termination Date occurs prior to the Settlement Date (as defined in subparagraph 3(b)) as a result of termination by the Company for reasons other than for cause, then the Participant shall be entitled to payment and settlement with respect to 100% of the Target PSUs subject to the Award for the Performance Period, which Target PSUs shall be paid and settled within sixty (60) days after the Participant’s Termination Date (and such date shall be the “Settlement Date” for purposes of this Award Agreement).
(f)Certain Definitions. For purposes of this Award Agreement, the term (i) “Total Disability” means an event that results in the Participant (A) being unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve

(12) months, or (B) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company or its Subsidiaries, (ii) “Retirement” means the Participant’s termination of employment with the Company and its Subsidiaries after the date on which the Participant attains (A) age 65 or (B) age 55 and has completed at least 10 years of service with the Company and its Subsidiaries and is not for any other reason, including voluntary resignation, termination by the Company and Subsidiaries for cause, which shall include the failure of the Participant to meet the obligations required of his or her position (as determined in the reasonable discretion of the Company), or termination by the Participant for good reason or constructive discharge, and (iii) “Termination Multiplier” means a fraction, the numerator of which is the number of full months of the Participant’s employment during the Performance Period prior to his or her Termination Date and the denominator of which is the number of full months in the Performance Period.
(g)Effect of Contrary Terms in Employment Agreement. In the event that the Company (or any of its Subsidiaries) is a party to a written employment agreement with the Participant, and if the employment agreement is inconsistent with the provisions of this Paragraph 3, the terms of the employment agreement will take precedence over the foregoing provisions, as applicable.
4.Withholding.  All Awards and distributions under the Plan, including this Award and any distribution in respect of this Award, are subject to withholding of all applicable taxes, and the delivery of any cash or other benefits under the Plan or this Award is conditioned on satisfaction of the applicable tax withholding obligations. Such withholding obligations may be satisfied, at the Participant’s election, (a) through cash payment by the Participant, (b) through the surrender of shares of Common Stock that the Participant already owns, or (c) through the surrender of cash or shares of Common Stock to which the Participant is otherwise entitled under the Plan; provided, however, that any withholding obligations with respect to any Participant shall be satisfied by the method set forth in subparagraph 4(c) (through withholding of cash otherwise payable pursuant to this Award) unless the Participant otherwise elects in accordance with this Paragraph 4. The amount withheld in the form of shares of Common Stock under this Paragraph 4 may not exceed the minimum statutory withholding obligation (based on the minimum statutory withholding rates for Federal and state purposes, including, without limitation, payroll taxes) unless otherwise elected by the Participant, in no event shall the Participant be permitted to elect less than the minimum statutory withholding obligation, and in no event shall the Participant be permitted to elect to have an amount withheld in the form of shares of Common Stock pursuant to this Paragraph 4 that exceeds the maximum individual tax rate for the employee in applicable jurisdictions.
5.Transferability.  This Award is not transferable except as designated by the Participant by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order.
6.Heirs and Successors.  If any benefits deliverable to the Participant under this Award Agreement have not been delivered at the time of the Participant’s death, such benefits shall be delivered to the Participant’s Designated Beneficiary, in accordance with the provisions of this Award Agreement. The “Designated Beneficiary” shall be the beneficiary or beneficiaries designated by the Participant in a writing filed with the Company in such form and at such time as the Company shall require and in accordance with such rules and procedures established by the Company. If a deceased Participant fails to designate a beneficiary, or if the Designated Beneficiary does not survive the Participant, any rights that would have been exercisable by the Participant and any benefits distributable to the Participant shall be distributed to the legal representative of the estate of the Participant.
7.Administration.  The authority to administer and interpret this Award and this Award Agreement shall be vested in the Committee, and the Committee shall have all powers with respect to this Award and this Award Agreement as it has with respect to the Plan.  Any interpretation of this Award or this Award Agreement by the Committee and any decision made by it with respect to the Award or the Award Agreement is final and binding on all persons.
8.Addendum to Award Agreement. Notwithstanding any provision of this Award Agreement, if the Participant resides and/or works outside the United States of America (the “United States”, “U.S.” or “U.S.A.”), this Award shall be subject to the special terms and conditions set forth in the addendum to this Award Agreement (the “Addendum”) for the Participant’s country. Further, if Participant transfers residence and/or employment to another country reflected in the Addendum, the special terms and conditions for such country will apply to the Participant to the extent the Company determines, in its sole discretion, that the application of such special terms and conditions is necessary or advisable for legal or administrative reasons (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate Participant’s transfer). The Addendum shall constitute part of this Award Agreement.
9.Notices.  Any notice required or permitted under this Award Agreement shall be deemed given when delivered personally, or when deposited in a United States Post Office, postage prepaid, addressed, as appropriate, to the Committee or the Company at the Company’s principal offices, to the Participant at the Participant’s address as last known by the Company or, in any case, such other address as one party may designate in writing to the other.
10.Governing Law.  The validity, construction and effect of this Award Agreement shall be determined in accordance with the laws of the State of Illinois and applicable federal law.
11.Amendments.  The Board may, at any time, amend or terminate the Plan, and the Committee may amend this Award Agreement, provided that, except as provided in the Plan, no amendment or termination may, in the absence of written consent to the change by the affected Participant (or, if the Participant is not then living, the affected beneficiary), adversely affect the rights of any Participant or beneficiary under this Award Agreement prior to the date such amendment or termination is adopted by the Board or the Committee, as the case may be. Without limiting the generality of the foregoing or of Paragraph 14, the Committee may amend or terminate this Award at any time prior to the Settlement Date in its sole discretion to exercise downward discretion in the amount payable under this Award if the Committee determines that the payout yielded or that would be yielded by this Award for the Performance Period does not accurately reflect the applicable performance for the Performance Period.
12.Award Not Contract of Employment.  The Award does not constitute a contract of employment or continued service, and the grant of the Award shall not give the Participant the right to be retained in the employ or service of the Company or any Subsidiary, nor any right or claim to any benefit under the Plan or this Award Agreement, unless such right or claim has specifically accrued under the terms of the Plan and this Award Agreement.
13.Unfunded Obligation. The Award shall not be funded, no trust, escrow or other provisions shall be established to secure payments and distributions due hereunder and this Award shall be regarded as unfunded for purposes of the Employee Retirement Income Security Act of 1974, as amended, and the Code. The Participant shall be treated as a general, unsecured creditor of the Company with respect to amounts payable hereunder and shall have no rights to any specific assets of the Company.
14.Severability.  If a provision of this Award Agreement is held invalid by a court of competent jurisdiction, the remaining provisions shall nonetheless be enforceable according to their terms.  Further, if any provision is held to be overbroad as written, that provision shall be amended to narrow its application to the extent necessary to make the provision enforceable according to applicable law and enforced as amended.
15.Plan Governs/Other Terms.  The Award evidenced by this Award Agreement is granted pursuant to the Plan, and this Award and this Award Agreement are in all respects governed by the Plan and subject to all of the terms and provisions thereof, whether such terms and provisions are incorporated in this Award Agreement by reference or are expressly cited. Notwithstanding any other provision of the Plan or this Award Agreement, (a) all Awards are subject to the Company’s recoupment or clawback policies as applicable and as in effect from time to time, (b) if the Committee determines, in its sole discretion, that the Participant at any time has willfully engaged in any activity that the Committee determines was or is harmful to the Company or any of its Subsidiaries, any unpaid portion of the Award shall be forfeited and the Participant shall have no rights with respect thereto, (c) the Committee may, in its sole and absolute discretion, adjust any Performance Target or the calculation thereof, (d) nothing in this Agreement supersedes or limits the Committee’s authority under the Plan, and (e) this Award is subject to forfeiture if the Participant fails to accept the Award within the first twelve (12) months following the Grant Date in accordance with procedures established by the Company. The Participant may be required to agree to such additional terms and conditions as may be presented upon acceptance of the Award.
16.Counterparts. This Award Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.
17.Special Section 409A Rules.  It is intended that any amounts payable under this Award Agreement shall either be exempt from or comply with section 409A of the Code. The provisions of this Award shall be construed and interpreted in accordance with section 409A of the Code. Notwithstanding any other provision of this Award Agreement to the contrary, if any payment or benefit hereunder is subject to section 409A of the Code, and if such payment or benefit is to be paid or provided on account of the Participant’s termination of employment (or other separation from service):
(a)and if the Participant is a specified employee (within the meaning of section 409A(a)(2)(B) of the Code) and if any such payment or benefit is required to be made or provided prior to the first day of the seventh month following the Participant’s separation from service or termination of employment, such payment or benefit shall be delayed until the first day of the seventh month following the Participant’s termination of employment or separation from service; and
(b)the determination as to whether the Participant has had a termination of employment (or separation from service) shall be made in accordance with the provisions of section 409A of the Code and the guidance issued thereunder without application of any alternative levels of reductions of bona fide services permitted thereunder.

                                TENNECO INC.

______________________________
Senior Vice President and Chief Human Resources Officer
ACCEPTED:

______________________________________________
Type or Print Legal Name             (Date)

_______________________________________________
Signature

________________________________________________
Social Security Number or National ID

________________________________________________
Street Address

________________________________________________
City/State/Zip/Country

EXHIBIT A

Definitions and Calculation Methodologies

Net Leverage Ratio.

“Net Leverage Ratio” means Net Debt as reported under GAAP (total GAAP debt less GAAP cash) divided by Adjusted EBITDA, all as determined for calendar year 2023.

“GAAP” means generally accepted accounting principles.

“Adjusted EBITDA” means the Company’s Adjusted EBITDA as reported in the Company’s earnings release. Generally, the Adjusted EBITDA for any calendar year will be equal to the reported EBITDA for the Company for such calendar year, adjusted, if material, for (i) gains or losses on sales of assets, (ii) restructuring charges, (iii) asset impairments, (iv) asset write-downs, (v) litigation or claim judgments or settlements, (vi) the effect of changes in tax laws, accounting principles or other laws or provisions affecting reported results, (vii) accruals for reorganization and restructuring programs, (viii) gains and losses that are treated as unusual in nature or that occur infrequently as defined under Accounting Standards Codification Topic 225 and/or in management’s discussion and analysis of financial condition and results of operations for the Company appearing in the Company’s annual report to stockholders for the applicable year, (ix) acquisitions or divestitures, and (x) other significant adjustments approved by the Committee.

In the event that the Net Leverage Ratio is to be determined based on a period other than a full calendar year, the Net Leverage Ratio shall be calculated as of (A) for the first year of the Performance Period, the most recently completed calendar quarter for which financial statements are available (and have been filed) using Adjusted EBITDA for the twelve (12) month period ending on such quarter and (B) for any other period, the most recently completed calendar year for which financial statements are available (and have been filed).

Cumulative EBITDA.
“Cumulative EBITDA” means the Company’s Adjusted EBITDA (as defined above) for the entire Performance Period or portion of the Performance Period, as applicable, for the calculation for which Cumulative EBITDA is to be determined.
In the event that Cumulative EBITDA is to be determined based on a period other than a full calendar year, Cumulative EBITDA shall be calculated on a pro rata basis to reflect the portion of the Performance Period elapsed through the date of the applicable determination.